FOR IMMEDIATE RELEASE


                      CROWN CASTLE INTERNATIONAL ANNOUNCES
                       PROPOSED OFFERING OF SENIOR NOTES


          MAY 9, 2001 - HOUSTON - Crown Castle International Corp. (NYSE:CCI) announced today that it intends to offer $350 million of senior notes due 2011. The net proceeds of the offering will be used as long term alternative financing to the Company's bank facility to finance the construction of towers, to fund any potential acquisitions and for general corporate purposes.

          This announcement shall not constitute an offer to sell nor a solicitation of an offer to buy any of the notes.

          The notes will be offered to qualified institutional buyers under Rule 144A and to persons outside of the United States under Regulation S. The notes will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Contacts:

W. Benjamin Moreland, CFO
Crown Castle International
713-570-3000

Ken Dennard / kdennard@easterly.com
Lisa Elliott / lisae@easterly.com
Easterly Investor Relations
713-529-6600

This press release contains various forward-looking statements and information that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although Crown Castle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about the potential factors which could affect Crown Castle's financial results is included in the Risk Factors sections of Crown Castle's filings with the Securities and Exchange Commission and in previous press releases issued by Crown Castle.

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